UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Form 8-K
Current Report

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 25, 2015

Jacobs Engineering Group Inc.
(Exact name of Registrant as specified in its charter)

Delaware	1-7463	95-4081636
(State of incorporation)	(SEC File No.)	(IRS Employer identification number)

155 North Lake Avenue, Pasadena, California	91101
(Address of principal executive offices)	(Zip code)

Registrant's telephone number (including area code): (626) 578-3500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 25, 2015, the Human Resource and Compensation Committee and the Board of Directors (the “Board”) of Jacobs Engineering Group Inc. (the “Company”) approved a compensation arrangement with Noel G. Watson in respect of his service as Executive Chairman and as principal executive officer of the Company during the search for a new Chief Executive Officer, and entered into a letter agreement with Mr. Watson (the “Letter Agreement”) documenting those arrangements.

The Letter Agreement provides that as compensation for Mr. Watson’s service as Executive Chairman and principal executive officer, he will receive the following cash payments: (a) $1,000,000 on each of April 10, 2015, July 10, 2015, and October 9, 2015; and (b) on January 8, 2016, an amount equal to the excess, if any, of (i) the product of 130,000 multiplied by the average closing price of the Company’s common stock on the New York Stock Exchange for the last 20 trading days of calendar year 2015 over (ii) $3 million.

The Letter Agreement also provides that (a) payments under Mr. Watson’s existing consulting agreement with the Company will be suspended from February 25, 2015 through the expiration of the consulting agreement; and (b) Mr. Watson will not receive cash fees and equity grants generally payable to outside directors from February 25, 2015 through December 31, 2015.

The foregoing description of the Letter Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Letter Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1    Letter Agreement with Noel G. Watson, dated as of February 25, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JACOBS ENGINEERING GROUP INC.

By:      /s/ Geoffrey P. Sanders
Name:    Geoffrey P. Sanders
Title:    Senior Vice President and Chief Accounting Officer

Date:    March 2, 2015